Exhibit 99.2

FOR IMMEDIATE RELEASE Tuesday, July 22, 2014	Contact:	Alison Croyle (808) 835-3886 Alison.Croyle@HawaiianAir.com

Huy Vo (808) 838-5479 Huy.Vo@HawaiianAir.com

Hawaiian to Add New Airbus A330-800neo to Fleet

Airline’s Order for A350XWB-800s Cancelled

HONOLULU — Hawaiian Airlines today announced the signing of a Memorandum of Understanding (MOU) with Airbus to acquire six new A330-800neo aircraft starting in 2019, with rights to purchase an additional six aircraft as part of the carrier’s vision to serve farther non-stop destinations from Hawai‘i.

The order replaces Hawaiian’s existing order for six A350XWB-800 aircraft, which were due for delivery from 2017. Hawaiian’s overall capital commitments will decrease in absolute terms and will be pushed further into the future. For the period through the end of 2018, this amounts to $500 million. Terms of the agreement were not disclosed, but the aircraft have a total list-price value of approximately $2.9 billion if all of the purchase rights are exercised.

“The A330-800neo’s fuel efficiency, additional range and commonality with our existing A330 fleet makes the A330-800neo an elegant solution to our need for growth aircraft toward the end of this decade,” said Mark Dunkerley, President and CEO of Hawaiian Airlines.

“Hawaiian Airlines has long recognized the value of innovation and today’s commitment is yet more evidence of that forward-thinking mindset,” said John Leahy, Airbus Chief Operating Officer, Customers. “The A330-800neo will serve the Hawaiian network well as the airline continues to expand in Asia and grow its capacity in mature markets. The aircraft will provide unbeatable value in a very large and important segment of the wide-body market.”

The A330-800neo wide-body is similar in size to Hawaiian’s A330-200 which seats 294 passengers in a two class configuration (First and Coach), and will incorporate aerodynamic enhancements and new cabin features.  The new aircraft will have up to a 400-nautical mile increase in range and reduced fuel consumption by 14 percent per seat with the latest generation Rolls-Royce Trent 7000 engines.

Hawaiian Airlines currently operates a fleet of 50 aircraft, comprised of 29 wide-body, long-haul aircraft (294-seat A330-200 aircraft and 252 to 264-seat Boeing 767-300 aircraft), 18 narrow-body 118 to 123-seat Boeing 717-200 aircraft and three 48-seat ATR42-500 for Neighbor Island flights.

Hawaiian’s existing orders include an additional four new A330-200s for delivery by 2015 and 16 narrow-body A321neo aircraft starting in 2017.

About Hawaiian Airlines

Hawaiian® has led all U.S. carriers in on-time performance for each of the past 10 years (2004-2013) as reported by the U.S. Department of Transportation. Consumer surveys by Condé Nast Traveler, Travel + Leisure and Zagat have all ranked Hawaiian the highest of all domestic airlines serving Hawai‘i.

Now in its 85th year of continuous service, Hawaiian is Hawai‘i’s biggest and longest-serving airline, as well as the largest provider of passenger air service from its primary visitor markets on the U.S. mainland. Hawaiian offers non-stop service to Hawai‘i from more U.S. gateway cities (11) than any other airline, along with service from Japan, South Korea, China, Australia, New Zealand, American Samoa and Tahiti. Hawaiian also provides approximately 160 jet flights daily between the Hawaiian Islands, with a total of more than 200 daily flights system-wide.

Hawaiian Airlines, Inc. is a subsidiary of Hawaiian Holdings, Inc. (NASDAQ: HA). Additional information is available at HawaiianAirlines.com. Follow updates on Twitter about Hawaiian (@HawaiianAir) and its special fare offers (@HawaiianFares), and become a fan on its Facebook page.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that reflect the Company’s current views with respect to certain current and future events and financial performance.  Such forward-looking statements include, without limitation, statements regarding the Company’s acquisition of new aircraft and the timing of new aircraft deliveries; the Company’s capital commitments and capital expenditures; the Company’s need for growth aircraft; the Company’s expansion in Asia; the Company’s capacity; the Company’s fleet; and statements as to other matters that do not relate strictly to historical facts or statements of assumptions underlying any of the foregoing.  Words such as “expects,” “anticipates,” “projects,” “intends,” “plans,” “believes,” “estimates,” variations of such words, and similar expressions are also intended to identify such forward-looking statements.  These forward-looking statements are and will be, as the case may be, subject to many risks, uncertainties and assumptions relating to the Company’s operations and business environment, all of which may cause the Company’s actual results to be materially different from any future results, expressed or implied, in these forward-looking statements.  These risks and uncertainties include, without limitation, the Company’s ability to accurately forecast quarter and year-end results; economic volatility; the price and availability of aircraft fuel; fluctuations in demand for transportation in the markets in which the Company operates; the Company’s dependence on tourist travel; foreign currency exchange rate fluctuations; and the Company’s ability to implement its growth strategy and related cost reduction goals.

The risks, uncertainties and assumptions referred to above that could cause the Company’s results to differ materially from the results expressed or implied by such forward-looking statements also include the risks, uncertainties and assumptions discussed from time to time in the Company’s other public filings and public announcements, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2013 and the Company’s subsequent Quarterly Reports on Form 10-Q, as well as other documents that may be filed by the Company from time to time with the Securities and Exchange Commission.  All forward-looking statements included in this document are based on information available to the Company on the date hereof.  The Company does not undertake to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date hereof even if experience or future changes make it clear that any projected results expressed or implied herein will not be realized.